Exhibit 99.1

April 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

As a reminder, Registrar and Transfer Company (“R&T”), our transfer agent, provides on-line access to Inland Western account information.  You may view historical distribution payments, distribution reinvestment purchases, Form 1099s and more.  If you do not already have a log in, visit www.rtco.com and you may apply for one.  To do so, simply click on “Register” under “On-Line Account Access”.

We currently own, both wholly and through joint venture agreements, a portfolio of 303 properties containing approximately 45 million square feet of leasing space in 38 states.  If you have any questions about your investment, please contact your financial advisor or Inland Investor Relations at (800) 826-8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer